This slide is not for distribution in isolation and must be viewed in conjunction with the accompanying term sheet, product supplement, prospectus supplement and prospectus, which further describe the terms, conditions and risks associated with the notes.
JPMorgan Auto Callable Contingent Interest Notes linked to the Class C Common
Stock of Alphabet Inc, due January 05, 2017

The notes are designed for investors who seek a Contingent Interest Payment (i)
with respect to each Review Date for which the closing price of one share of the Reference Stock is greater than or equal to the Interest Barrier or (ii)
with respect to the final Review Date for which the Final Stock Price is greater than or equal to the Interest Barrier. Any payment on the notes is subject to the credit risk of JPMorgan Chase and Co.

Trade Details/Characteristics
Reference Stock:                  The Class A Common Stock, $0.001 par value per share, of Alphabet Inc
Contingent Interest Payments:     If the notes have not been previously called and (i) with respect to any Review Date (other than the final Review Date)
                                  the closing price of one share of the Reference Stock on that Review Date or (ii) with respect to the final Review Date the
                                  Final Stock Price is greater than or equal to the Interest Barrier, you will receive on the applicable Interest Payment Date
                                  for each $1,000 principal amount note a Contingent Interest Payment equal to:
                                  $30.00
                                  If (i) with respect to any Review Date (other than the final Review Date) the closing price of one share of the Reference
                                  Stock on that Review Date or (ii) with respect to the final Review Date, the Final Stock Price is less than the Interest
                                  Barrier, no Contingent Interest Payment will be made with respect to that Review Date. Contingent
 Interest Payments
                                  should not be viewed as periodic interest payments.
Interest Barrier / Trigger Level: 79.00% of the Initial Stock Price (subject to adjustments)
Automatic Call:                   If the closing price of one share of the Reference Stock on any Review Date (other than the final
 Review Date) is greater
                                  than or equal to the Initial Stock Price, the notes will be automatically called for a cash payment, for each $1,000
                                  principal amount note, equal to (a) $1,000 plus (b) the Contingent Interest Payment applicable to that Review Date,
                                  payable on the applicable Call Settlement Date.
Payment at Maturity:              If the notes have not been previously called and the Final Stock Price is greater than or equal to the Trigger Level, you
                                  will receive a cash payment at maturity, for each $1,000 principal amount note, equal to (a)
 $1,000 plus (b) the
                                  Contingent Interest Payment applicable to the final Review Date. If the notes have not been previously called and the
                                  Final Stock Price is less than the Trigger Level, at maturity you will lose 1% of the principal amount of your notes for every
                                  1% that the Final Stock Price is less than the Initial Stock Price. Under these circumstances, your payment at maturity per
                                  $1,000 principal amount note will be calculated as follows: $1,000 + ($1,000 [] Stock Return).
                                  If the notes have not been automatically called and the Final Stock Price is less than the Trigger
 Level, you will lose more
                                  than 21.00% of your initial investment and may lose all of your initial investment at maturity.
Stock Return:                     (Final Stock Price - Initial Stock Price) / Initial Stock Price
Initial Stock Price:              Closing price of the Reference Stock on pricing date, divided by the Adjustment Factor
Final Stock Price:                The arithmetic average of the closing prices of one share of the Reference Stock on each of the
 Ending Averaging Dates.
Ending Averaging Dates:           December 23, 2016, December 27, 2016, December 28, 2016, December 29, 2016, and the final Review
 Date
Review Dates:                     March 31, 2016 (first Review Date), June 30, 2016 (second Review Date), September 30, 2016 (third
 Review Date), and
                                  December 30, 2016 (final Review Date)
Preliminary Term Sheet:           http://www.sec.gov/Archives/edgar/data/19617/000095010315009528/dp61885_fwp-1211.htm

 ---------------------------------------------------------------------------------------------------------------------------------
Please see the term sheet hyperlinked above for additional information about the notes, including JPMS's estimated value, which is the estimated value of the notes
when the terms are set.
---------------------------------
 =================================================================================================================================

Hypothetical Return on a Note

  price of one
   Reference
greater than or
   Initial Stock The notes will be automatically called
                       the Contingent Interest
                                      The closing
                                      Reference

What Are the Payments on the Notes, Assuming a Range of Performances for the
Reference Stocks?
The following table illustrates payments on the notes, assuming a range of performance for the Reference Stock on a given Review Date.
The hypothetical payments set forth below assume an Initial Stock Price of
$746.000, an Interest Barrier and a Trigger Level of $589.340 (equal to 79.00%
of the hypothetical Initial Stock Price) and reflect the contingent interest payment of $30.00 . The hypothetical total returns set forth below are for illustrative purposes only and may not be the actual total returns applicable to a purchaser of the notes. the numbers appearing in the following table and examples have been rounded for ease of analysis.

Risk Considerations
The risks identified below are not exhaustive. Please see the term sheet hyperlinked above for more information.
[] Your investment in the notes may result in a loss of some or all of your principal and is subject to the credit risk of JPMorgan Chase and Co. [] The notes do not guarantee the payment of interest and may not pay interest at all.
[] The appreciation potential of the notes is limited, and you will not participate in any appreciation in the price of the Reference Stock. [] The benefit provided by the Trigger Level may terminate on the final Review Date.
[] JPMorgan Chase and Co. and its affiliates play a variety of roles in connection with the notes and their interests may be adverse to yours. [] If the notes are automatically called early, there is no guarantee that you will be able to reinvest the proceeds at a comparable return [] JPMS's estimated value of the notes will be lower than the original issue price (price to public) of the notes.
[] JPMS's estimated value does not represent the future values of the notes and may differ from others' estimates [] JPMS's estimated value is not determined by reference to credit spreads for our conventional fixed rate debt.
[] The value of the notes as published by JPMS will likely be higher than
JPMS's then-current estimated value of the notes for a limited time. []
Secondary market prices of the notes will be impacted by many economic and market factors.
[] No ownership or dividend rights in the Reference Stock.
[] Risk of the closing price of the Reference Stock falling below the Interest
Barrier or Trigger Level is greater if the Reference Stock is volatile.
[] Lack of liquidity - JPMS intends to offer to purchase the notes in the secondary market but is not required to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the notes easily.
[] The anti-dilution protection for the Reference Stock is limited and may be discretionary.
[] The averaging convention used to calculate the Final Stock Price could limit returns.

Hypothetical Payment upon Automatic Call or at Maturity
------------------------------------------------------------------------------------ ------------ --------------------------------
                       Review Dates Prior to the Final Review Date                                Final Review Date
                  ------------------------------------------------------------------ ------------ --------------------------------
    Closing Price
                  Reference Stock Appreciation / Payment on Interest Payment Date or
                                                                                     Stock Return          Payment at Maturity (3)
                  Depreciation at Review Date       Call Settlement Date (1)(2)
----------------- ------------------------------ ----------------------------------- ------------ --------------------------------
     $1,342.8000         80.00%                          $1,030.000                   80.00%                   $1,030.000
     $1,193.6000         60.00%                          $1,030.000                   60.00%                   $1,030.000
     $1,044.4000         40.00%                          $1,030.000                   40.00%                   $1,030.000
      $895.2000          20.00%                          $1,030.000                   20.00%                   $1,030.000
      $820.6000          10.00%                          $1,030.000                   10.00%                   $1,030.000
      $783.3000          5.00%                           $1,030.000                    5.00%                   $1,030.000
----------------- ------------------------------ ----------------------------------- ------------ --------------------------------
      $746.0000          0.00%                           $1,030.000                    0.00%                   $1,030.000
      $708.7000          -5.00%                           $30.00                      -5.00%                   $1,030.000
      $671.4000          -10.00%                          $30.00                      -10.00%                  $1,030.000
      $589.3400          -21.00%                          $30.00                      -21.00%                  $1,030.000
      $589.2654          -21.01%                          $0.000                      -21.01%                   $789.900
      $373.0000          -50.00%                          $0.000                      -50.00%                   $500.000
      $223.8000          -70.00%                          $0.000                      -70.00%                   $300.000
      $0.0000           -100.00%                          $0.000                      -100.00%                   $0.000
----------------- ------------------------------ ----------------------------------- ------------ --------------------------------

(1) The notes will be automatically called if the closing price of one share of the Reference Stock on any Review Date (other than the final Review Date) is greater than or equal to the Initial Stock Price.
(2) You will receive a Contingent Interest Payment in connection with a Review
Date (other than the final Review Date) if the closing price of one share of the Reference Stock on that Review Date is greater than or equal to the
Interest Barrier.
(3) You will receive a Contingent Interest Payment in connection with the final
Review Date if the Final Stock Price is greater than or equal to the Interest
Barrier.

SEC Legend: JPMorgan Chase and Co. has filed a registration statement
(including a prospectus) with the SEC for any offerings to which these materials relate. Before you invest, you should read the prospectus in that registration statement and the other documents relating to this offering that
JPMorgan Chase and Co. has filed with the SEC for more complete information about JPMorgan Chase and Co. and this offering. You may get these documents without cost by visiting EDGAR on the SEC Web site at www.sec.gov.
Alternatively, JPMorgan Chase and Co., any agent or any dealer participating in the this offering will arrange to send you the prospectus, the prospectus supplement as well as any relevant product supplement and term sheet if you so request by calling toll-free 866-535-9248.
IRS Circular 230 Disclosure: JPMorgan Chase and Co. and its affiliates do not provide tax advice. Accordingly, any discussion of U.S. tax matters contained herein (including any attachments) is not intended or written to be used, and cannot be used, in connection with the promotion, marketing or recommendation by anyone unaffiliated with JPMorgan Chase and Co. of any of the matters address herein or for the purpose of avoiding U.S. tax-related penalties.
Investment suitability must be determined individually for each investor, and the financial instruments described herein may not be suitable for all investors. The products described herein should generally be held to maturity as early unwinds could result in lower than anticipated returns. This information is not intended to
This material is not a product of J.P. Morgan Research Departments. J.P. Morgan is the marketing name for JPMorgan Chase and Co. and its subsidiaries and affiliates worldwide. J.P. Morgan Securities LLC ("JPMS") is a member of FINRA,
NYSE and SIPC. Clients should contact their salespersons at, and execute transactions through, a J.P. Morgan entity qualified in their home jurisdiction unless governing law permits otherwise.
Filed pursuant to Rule 433
Registration Statement No. 333-199966
Dated: December 15, 2015